Exhibit 99.1

MoonLake Immunotherapeutics Announces Positive Regulatory Feedback from both FDA and EMA on Path for the Phase 3 Program for the Nanobody® sonelokimab in Psoriatic Arthritis

●	Builds upon the positive regulatory feedback received from FDA and EMA on Phase 3 VELA program for sonelokimab in hidradenitis suppurativa (HS), which has started recruitment

●	Clarified path for PsA Phase 3 program with study design, patient population and endpoints agreed – program is called IZAR and two trials are planned with one focusing on bio-naïve patients and radiographic progression (IZAR-1) and another on TNF-IR patients (IZAR-2)

●	The main dose to be tested will be 60mg, and the 120mg dose will also be tested, with risankizumab as a reference arm (in IZAR-2)

●	Total Phase 3 population of approximately 1,500 patients to be complemented by Phase 2 population for registration

●	Phase 3 trial design in line with the Company’s communications and guidance

●	First patient expected to be randomized in Q4 2024; primary endpoint readout expected end-2026

ZUG, Switzerland, June 10, 2024 – MoonLake Immunotherapeutics (NASDAQ:MLTX) (“MoonLake”), a clinical-stage biotechnology company focused on creating next-level therapies for inflammatory diseases, today announced the successful outcome of its end-of-Phase 2 interactions with the U.S. Food and Drug Administration (FDA), as well as positive feedback from its interactions with the E.U. European Medicines Agency (EMA), with both regulatory bodies unanimously supporting MoonLake’s proposed approach for advancing its Phase 3 program of the Nanobody® sonelokimab in psoriatic arthritis (PsA).

The Phase 3 program, named IZAR, is expected to enroll around 1,500 patients and in combination with data from the Phase 2 ARGO trial is designed to support both a Biologics License Application (BLA) and E.U. Marketing Authorization Application. Two global, randomized, double blind, placebo-controlled trials are planned (IZAR-1 and IZAR-2) to evaluate the efficacy and safety of the Nanobody® sonelokimab over one year. IZAR-1 will enroll a biologic naïve population and include an evaluation of radiographic progression, while IZAR-2 will enroll a TNF-IR population and will be the first trial to include a risankizumab active reference arm. The IZAR program will assess a 60mg sonelokimab dose as well as a 120mg sonelokimab dose. The primary endpoint (ACR50) compared to placebo and key secondary endpoints for both trials will read out at week 16. The readout of the primary endpoint is anticipated at the end of 2026.

Dr. Jorge Santos da Silva, Chief Executive Officer of MoonLake Immunotherapeutics, said: “The recent regulatory milestones for PsA mark the second such significant achievement for MoonLake building on the positive FDA and EMA feedback for HS earlier this year. These regulatory outcomes provide a clear roadmap for PsA and, by the end of 2024, we will have independently commenced three Phase 3 programs addressing two inflammatory indications that are under diagnosed and underserved. This progress is a testament to our specialized expertise and steadfast commitment to advancing the field of inflammation and immunology.”

- Ends –

About Psoriatic Arthritis

Psoriatic arthritis (PsA) is a chronic and progressive inflammatory arthritis associated with psoriasis primarily affecting the peripheral joints. The clinical features of PsA are diverse, involving pain, swelling, and stiffness of the joints, which can result in restricted mobility and fatigue. PsA occurs in up to 30% of patients with psoriasis, most commonly those aged between 30 and 60 years. The symptom burden of PsA can have a substantial negative impact on patient quality of life. Although the exact mechanism of disease is not fully understood, evidence suggests that activation of the IL-17 pathway plays an important role in the disease pathophysiology.

About IZAR

IZAR-1 and IZAR-2 are planned global, randomized, double-blind, placebo-controlled Phase 3 trials that will be designed to evaluate the efficacy and safety of sonelokimab compared with placebo in a total of approximately 1,500 adults with active PsA, with a primary endpoint of superiority to placebo in ACR 50 response at Week 16. IZAR-1 will enroll a biologic-naïve population and include an evaluation of radiographic progression, while IZAR-2 will enroll a TNF-experienced population — reflecting patients commonly seen in clinical practice — and will be the first PsA trial to include a risankizumab active reference arm. Both trials will also include a range of secondary endpoints reflecting the multiple disease manifestations characteristic of PsA, including skin and nail outcomes, multidomain endpoints, and patient-reported outcome measures such as pain and quality of life assessments.

About Sonelokimab

Sonelokimab (M1095) is an investigational ~40 kDa humanized Nanobody® consisting of three VHH domains covalently linked by flexible glycine-serine spacers. With two domains, sonelokimab selectively binds with high affinity to IL-17A and IL-17F, thereby inhibiting the IL-17A/A, IL-17A/F, and IL-17F/F dimers. A third central domain binds to human albumin, facilitating further enrichment of sonelokimab at sites of inflammatory edema.

Sonelokimab is being assessed in two lead indications, HS and psoriatic arthritis (PSA), and the Company is pursuing other indications in dermatology and rheumatology.

For HS, sonelokimab is being assessed in the Phase 3 trials, VELA-1 and VELA-2, following the successful outcome of MoonLake’s end-of-Phase 2 interactions with the FDA and as well as positive feedback from its interactions with the EMA announced in February 2024. In June 2023, topline results of the MIRA trial (NCT05322473) at 12 weeks showed that the trial met its primary endpoint, the Hidradenitis Suppurativa Clinical Response (HiSCR)75, which is a higher measure of clinical response versus the HiSCR50 measure used in other clinical trials, setting a landmark milestone. In October 2023, the full dataset from the MIRA trial at 24 weeks showed that maintenance treatment with sonelokimab led to further improvements in HiSCR75 response rates and other high threshold clinical and patient relevant outcomes. The safety profile of sonelokimab in the MIRA trial was consistent with previous trials with no new safety signals detected.

For PsA, Phase 3 initiation is anticipated in Q4 2024 following the announcement in March 2024 of the full dataset from the global Phase 2 ARGO trial (M1095-PSA-201) evaluating the efficacy and safety of the Nanobody® sonelokimab over 24 weeks in patients with active PsA. Significant improvements were observed across all key outcomes, including approximately 60% of patients treated with sonelokimab achieving an American College of Rheumatology (ACR) 50 response and Minimal Disease Activity (MDA) at week 24. This followed the positive top-line results in November 2023, where the trial met its primary endpoint with a statistically significant greater proportion of patients treated with either sonelokimab 60mg or 120mg (with induction) achieving ACR50 response compared to those on placebo at week 12. All key secondary endpoints in the trial were met for the 60mg and 120mg doses with induction. The safety profile of sonelokimab in the ARGO trial was consistent with previous trials with no new safety signals detected.

A Phase 2 trial is expected to be initiated in 2024 for palmo-plantar pustulosis (PPP), a debilitating inflammatory skin condition affecting a significant number of patients. In addition, a Phase 3 trial is expected to initiate in juvenile HS, a condition that typically manifests at this early stage of a patient’s life, and the period in which irreversible damage and inflammatory remission is most critical.

Sonelokimab will also be assessed in seronegative spondyloarthritis with Phase 2 trials in radiographic and non-radiographic axial spondyloarthritis (axSpA) and PsA expected to start in 2024. The trials are set to incorporate innovative designs that enhance traditional clinical outcomes with contemporary tissue and cellular imaging techniques.

Sonelokimab has also been assessed in a randomized, placebo-controlled Phase 2b trial (NCT03384745) in 313 patients with moderate-to-severe plaque-type psoriasis. High threshold clinical responses (Investigator’s Global Assessment Score 0 or 1, and Psoriasis Area and Severity Index 90/100) were observed in patients with moderate-to-severe plaque-type psoriasis. Sonelokimab was generally well tolerated, with a safety profile similar to the active control, secukinumab (Papp KA, et al. Lancet. 2021; 397:1564-1575).

In an earlier Phase 1 trial in patients with moderate-to-severe plaque-type psoriasis, sonelokimab has been shown to decrease (to normal skin levels) the cutaneous gene expression of pro-inflammatory cytokines and chemokines (Svecova D. J Am Acad Dermatol. 2019;81:196–203).

About Nanobodies®

Nanobodies® represent a new generation of antibody-derived targeted therapies. They consist of one or more domains based on the small antigen-binding variable regions of heavy-chain-only antibodies (VHH). Nanobodies® have a number of potential advantages over traditional antibodies, including their small size, enhanced tissue penetration, resistance to temperature changes, ease of manufacturing, and their ability to be designed into multivalent therapeutic molecules with bespoke target combinations.

The terms Nanobody® and Nanobodies® are trademarks of Ablynx, a Sanofi company.

About Hidradenitis Suppurativa

Hidradenitis suppurativa is a severely debilitating chronic skin condition resulting in irreversible tissue destruction. HS manifests as painful inflammatory skin lesions, typically around the armpits, groin, and buttocks. Over time, uncontrolled and inadequately treated inflammation can result in irreversible tissue destruction and scarring. The disease affects 0.05–4.1% of the global population, with three times more females affected than males. Real-world data in the US indicates that at least 2 million unique patients have been diagnosed with and treated for HS between 2016 and 2023 alone, highlighting a significant unmet need and impact on healthcare systems, and a market opportunity exceeding $10bn by 2035. Onset typically occurs in early adulthood and HS has a profound negative impact on quality of life, with a higher morbidity than other dermatologic conditions. There is increasing scientific evidence to support IL-17A- and IL-17-mediated inflammation as a key driver of the pathogenesis of HS, with other identified risk factors including genetics, cigarette smoking, and obesity.

About MoonLake Immunotherapeutics

MoonLake Immunotherapeutics is a clinical-stage biopharmaceutical company unlocking the potential of sonelokimab, a novel investigational Nanobody® for the treatment of inflammatory disease, to revolutionize outcomes for patients. Sonelokimab inhibits IL-17A and IL-17F by inhibiting the IL-17A/A, IL-17A/F, and IL17F/F dimers that drive inflammation. The company’s focus is on inflammatory diseases with a major unmet need, including hidradenitis suppurativa and psoriatic arthritis – conditions affecting millions of people worldwide with a large need for improved treatment options. MoonLake was founded in 2021 and is headquartered in Zug, Switzerland. Further information is available at www.moonlaketx.com.

Cautionary Statement Regarding Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding MoonLake’s expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding: plans for and timing of clinical trials, including the topline primary endpoint readout for the Phase 3 IZAR program, the trial design and patient enrollment across the IZAR-1 and IZAR-2 trials, the initiation of the Phase 3 program in PsA, the efficacy and safety of sonelokimab for the treatment of HS and PsA, including in comparison to existing standards or care or other competing therapies, clinical trials and research and development programs and the anticipated timing of the results from those studies and trials. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that statement is not forward looking.

Forward-looking statements are based on current expectations and assumptions that, while considered reasonable by MoonLake and its management, as the case may be, are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with MoonLake’s business in general and limited operating history, difficulty enrolling patients in clinical trials, state and federal healthcare reform measures that could result in reduced demand for MoonLake’s product candidates and reliance on third parties to conduct and support its preclinical studies and clinical trials and the other risks described in or incorporated by reference into MoonLake’s Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent filings with the Securities and Exchange Commission.

Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. MoonLake does not undertake or accept any duty to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or in the events, conditions or circumstances on which any such statement is based.

MoonLake Immunotherapeutics Media
Patricia Sousa
media@moonlaketx.com

ICR Consilium
Mary-Jane Elliott, Namrata Taak, Ashley Tapp
Tel: +44 (0) 20 3709 5700
MoonLake@consilium-comms.com

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